EXHIBIT 1
TRANSACTIONS SINCE THE DATE OF THE MOST RECENT FILING
ON SCHEDULE 13D

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company during the past 60 days.  Such transactions involved the sale of shares on the Nasdaq National Market System. The prices reported below reflect the weighted average sale price of the shares of Common Stock sold on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Shares
1/4/20101	Sale	$6.1899	10915
1/5/20102	Sale	6.2323	1485
1/6/20103	Sale	6.2802	5050
1/7/20104	Sale	6.3865	9472
1/8/20105	Sale	6.4527	8077
1/11/20106	Sale	6.405	3128
1/12/20107	Sale	6.3806	900
1/13/20108	Sale	6.197	2758
1/14/20109	Sale	6.3295	4149
1/15/201010	Sale	6.2612	1016
1/19/201011	Sale	6.3755	7338
1/20/201012	Sale	6.2304	4700
1/21/201013	Sale	6.2825	9187
1/22/201014	Sale	6.3282	1200
1/25/201015	Sale	6.1898	2002
1/26/201016	Sale	6.1886	2967

1 This transaction was executed in multiple trades at prices ranging from $6.15 – 6.22

2 This transaction was executed in multiple trades at prices ranging from $6.20 – 6.2525

3 Due to incomplete data available to the Reporting Persons, the Reporting Persons are reporting the average price of transactions effected on this date.

4 This transaction was executed in multiple trades at prices ranging from $6.26 – 6.45

5 This transaction was executed in multiple trades at prices ranging from $6.43 – 6.475

6 This transaction was executed in multiple trades at prices ranging from $6.35 – 6.48

7 This transaction was executed in multiple trades at prices ranging from $6.37 – 6.39

8 This transaction was executed in multiple trades at prices ranging from $6.19 – 6.20

9 This transaction was executed in multiple trades at prices ranging from $6.25 – 6.34

10 This transaction was executed in multiple trades at prices ranging from $6.20 – 6.30

11 This transaction was executed in multiple trades at prices ranging from $6.32 – 6.47

12 This transaction was executed in multiple trades at prices ranging from $6.20 – 6.32

13 This transaction was executed in multiple trades at prices ranging from $6.20 – 6.40

14 This transaction was executed in multiple trades at prices ranging from $6.20 – 6.40

15 This transaction was executed in multiple trades at prices ranging from $6.17 – 6.21

16 This transaction was executed in multiple trades at prices ranging from $6.18 – 6.25

Date	Type	Price	Shares
1/27/201017	Sale	$6.1493	5200
1/28/201018	Sale	6.2115	3336
1/29/201019	Sale	6.124	3600
2/1/201020	Sale	6.1308	5455
2/2/201021	Sale	6.0986	9500
2/5/2010	Sale	11.45	300
2/8/201022	Sale	11.4501	394874

17 This transaction was executed in multiple trades at prices ranging from $6.125 – 6.19

18 This transaction was executed in multiple trades at prices ranging from $6.21 – 6.22

19 This transaction was executed in multiple trades at prices ranging from $6.10 – 6.20

20 This transaction was executed in multiple trades at prices ranging from $6.11 – 6.15

21 This transaction was executed in multiple trades at prices ranging from $6.05 – 6.12

22 This transaction was executed in multiple trades at prices ranging from $11.45 – 11.46